Exhibit 99.1

CITI TRENDS ANNOUNCES FIRST QUARTER 2023 RESULTS

Total sales of $179.7 million, in line with previously stated guidance

Strong financial position with liquidity of approximately $164 million and no debt

Company updates fiscal year 2023 guidance

SAVANNAH, GA (May 23, 2023) — Citi Trends, Inc. (NASDAQ: CTRN), a leading specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and multicultural families in the United States, today reported results for the first quarter ended April 29, 2023.

Financial Highlights – First Quarter 2023

•	Total sales decreased 13.7% vs. Q1 2022 in line with guidance; Comparable store sales decreased 14.1% compared to Q1 2022
•	Gross margin of 36.7%, or 37.0% as adjusted* vs. 39.0% in Q1 2022
•	Operating loss was $9.5 million, or a loss of $7.9 million as adjusted*, compared to operating income of $39.7 million, or $4.7 million as adjusted* in Q1 2022
•	Net loss per share was ($0.81), or adjusted net loss per share* of ($0.66), vs. diluted earnings per share of $3.59, or adjusted diluted earnings per share* of $0.42 in Q1 2022
•	Quarter-end total dollar inventory decreased 11.9% compared to Q1 2022; average in-store inventory increased 8.1% compared to Q1 2022 reflecting work to rebuild inventory levels in targeted departments
•	Total liquidity of approximately $164 million at the end of the quarter, made up of $88.7 million of cash, no borrowings under a $75 million credit facility, and no debt

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, commented, “Against what remained a challenging macro backdrop for the low-income families that we serve, our first quarter results were in line with our previously stated guidance. During the quarter, we made progress rebuilding inventory in key areas of the business, which we believe will position us to recoup market share. Although we are seeing good response to our spring and early summer merchandise, our customers are being selective about what they put in their basket. That said, we continue to see strong shopper conversion, a clear signal that our assortments are resonating and the Citi Trends brand position remains healthy.”

Mr. Makuen continued, “With a macro environment that remains uncertain, we are prudently adjusting our outlook for the fiscal year, incorporating the impact of continued headwinds on our customers’ spending through the first half with modest improvement in the second half. Importantly, we remain laser focused on controlling what we can control, including tight expense and capital management. Looking forward, we’ll leverage our strong financial position to procure a fresh assortment of exciting products at amazing values that will set us up for successful back-to-school and holiday selling seasons.”

Capital Return Program Update

In the first quarter of 2023, the Company did not repurchase any shares of its common stock. At the end of the first quarter of 2023, $50.0 million remained available under the Company’s share repurchase program.

Guidance

Given the uncertain macro-economic environment, the Company is updating its outlook for fiscal 2023 as follows:

•	Full year total sales are expected to be in the range of negative mid single-digits to negative low single-digits as compared to fiscal 2022, assuming a challenging first half with modest improvement in the second half of the year
•	Full year EBITDA now expected to be in the range of $5 million to $20 million
•	The Company now plans to open 5 new stores and remodel 10 to 20 stores in the year
•	Full year capital expenditures are now expected to be in the range of $15 million to $20 million
•	Year end cash balance is expected to be in the range of $85 million to $105 million
•	The remaining aspects of the prior guidance are unchanged with full year gross margin expected to be in the high thirties and the closure of 10 to 15 underperforming stores

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET. The number to call for the live interactive teleconference is (415) 226-5357. A replay of the conference call will be available until May 30, 2023, by dialing (800) 633-8284 and entering the passcode, 22026757.

The live broadcast of Citi Trends' conference call will be available online at the Company's website, cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET. The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a leading specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and multicultural families in the United States. The Company operates 608 stores located in 33 states. For more information, visit cititrends.com or your local store.

*Non-GAAP Financial Measures

The historical non-GAAP financial measures discussed herein are reconciled to their corresponding GAAP measures at the end of this press release.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives and expectations of management for future operations and capital allocation expectations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," “expects,” "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including inflation, energy and fuel costs, unemployment levels, and any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory) or other factors; changes in market interest rates and market levels of wages; natural disasters such as hurricanes; uncertainty and economic impact of pandemics, epidemics or other public health emergencies such as the ongoing COVID-19 pandemic; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand; the Company’s ability to gauge fashion trends and changing consumer preferences; consumer confidence and changes in consumer spending patterns; competition within the industry; competition in our markets; the duration and extent of any economic stimulus programs; changes in product mix; interruptions in suppliers’ businesses; the ongoing assessment and impact of the cyber disruption we identified on January 14, 2023, including legal, reputational, financial and contractual risks resulting from the disruption, and other risks related to cybersecurity, data privacy and intellectual property; temporary changes in demand due to weather patterns; seasonality of the Company’s business; the results of pending or threatened litigation; delays associated with building, remodeling, opening and operating new stores; and delays associated with building and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company, with respect to guidance, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:

Tom Filandro/Rachel Schacter

ICR, Inc.

CitiTrendsIR@icrinc.com

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	First Quarter
	2023	2022	2021
Net sales	$179,688	$208,215	$285,381

Cost of sales (exclusive of depreciation shown separately below)	(113,659)	(127,011)	(163,791)
Selling, general and administrative expenses	(70,807)	(71,026)	(77,892)
Depreciation	(4,681)	(5,445)	(4,697)
Gain on sale-leaseback	—	34,920	—
(Loss) income from operations	(9,459)	39,653	39,001
Interest income	1,023	—	4
Interest expense	(75)	(76)	(47)
(Loss) income before income taxes	(8,511)	39,577	38,958
Income tax expense	1,876	(9,374)	(8,061)
Net (loss) income	$(6,635)	$30,203	$30,897

Basic net (loss) income per common share	$(0.81)	$3.59	$3.27
Diluted net (loss) income per common share	$(0.81)	$3.59	$3.23

Weighted average number of shares outstanding
Basic	8,182	8,407	9,450
Diluted	8,182	8,407	9,571

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	April 29, 2023	April 30, 2022
Assets:
Cash and cash equivalents	$88,707	$61,657
Inventory	114,322	129,715
Prepaid and other current assets	16,054	16,354
Property and equipment, net	57,383	68,213
Operating lease right of use assets	252,435	241,686
Other noncurrent assets	5,529	5,603
Total assets	$534,430	$523,228

Liabilities and Stockholders' Equity:
Accounts payable	$90,029	$87,857
Accrued liabilities	23,473	33,614
Current operating lease liabilities	47,780	46,910
Other current liabilities	912	7,657
Noncurrent operating lease liabilities	209,594	203,856
Other noncurrent liabilities	2,680	2,155
Total liabilities	374,468	382,049

Total stockholders' equity	159,962	141,179
Total liabilities and stockholders' equity	$534,430	$523,228

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

(in thousands, except per share data)

The Company makes reference in this release to adjusted gross margin, adjusted operating income and adjusted earnings per diluted share. The Company believes these supplemental measures reflect operating results that are more indicative of the Company's ongoing operating performance while improving comparability to prior and future periods, and as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. This information is not intended to be considered in isolation or as a substitute for net income or earnings per diluted share prepared in accordance with generally accepted accounting principles (GAAP).

	First Quarter
	2023
Reconciliation of Adjusted Gross Margin
Net sales	$179,688
Cost of sales	(113,659)
Gross profit	$66,029
Gross margin	36.7%
Cyber incident expenses	$513
Adjusted gross profit	$66,542
Adjusted gross margin	37.0%

	First Quarter
	2023	2022
Reconciliation of Adjusted Operating Income
Operating (loss) income	$(9,459)	$39,653
Cyber incident expenses	1,560	—
Gain on sale-leasebacks	—	(34,920)
Adjusted operating (loss) income	$(7,899)	$4,733

	First Quarter
	2023	2022
Reconciliation of Adjusted Diluted EPS
Diluted (loss) earnings per share	$(0.81)	$3.59
Cyber incident expenses	0.19	—
Gain on sale-leasebacks	—	(4.15)
Tax effect	(0.04)	0.98
Adjusted diluted (loss) earnings per share	$(0.66)	$0.42